

Tele-Rehabilitation Proposal

Phzio USA

Phzio

Prepare for:

Bruce Nash
CEO
First MCO

Prepared by:

Curtis Hollister
COO & Director
Phzio USA

About Phzio
Phzio USA is a leader in the field of tele-rehabilitation. The company oversees and maintains the delivery of telehealth based Physical Therapy in the United States and is currently in the process of rolling out the service within the Canadian Market.

Phzio enables therapeutic specialists to securely use the internet to connect with patients remotely for assessments, monitored therapeutic activities and various other patient-to-specialist interactions.

The Phzio platform enables a robust patient to specialist video experience coupled therapeutic video libraries that serve to enhance patient access to therapeutic programs. Further, Phzio is able to track previously unavailable metrics that can be linked with enhancing interventions, adherence and outcomes.

Phzio's three fundamentals of service are:

1. **Deliver Access:** Extend the reach of physical therapy to an online world by breaking down the typical barriers to receive and continue therapy.

2. **Experts & Experience:** Connect the best physical therapy talent with patients, within an effective and easy to use online ecosystem.

3. **Longterm Outcomes:** Assist patients to heal immediate injuries with a focus on prevention over rescue.

Background and Objectives

First MCO works with insurance companies, self-insurers, third party administrators and insurance funds to provide comprehensive medical management and cost containment services for workers' compensation. Programs includes proprietary mechanisms for monitoring patient care which in turn enable the company to reduce inefficiencies, optimize care plans, and improve financial management.

First MCO's skilled medical team and professional staff deliver case management, utilization management, bill review, and network access. First MCO promotes positive outcomes which control costs for every person and organization being served.

Phzio USA in cooperation with First MCO will seek to introduce the option for client members to utilize and engage with the Phzio TeleRehab platform as an alternative to traditional Physical Therapy or Occupational Therapy. Instead of visiting a bricks and mortar clinic, members will be able to schedule an online consult with a licensed Physical Therapist (PT) within their state. When applicable, the PT will perform a virtual assessment with the patient applying subjective and objective measures to develop a Plan of Care that enables the patient to access their care virtually via their mobile device (phone/tablet) or computer over the internet. The service options will fall into two distinct service telerehab module options:

1. TeleRehab Therapeutic Video Exercise Programs with Patient Compliance Monitoring.

2. TeleRehab Assessments and Live-Monitored Therapeutic Exercise Programs by a licensed Physical Therapist.

Following an assessment, a PT will design a Therapeutic Exercise Program consisting of therapeutic exercise videos that the patient will perform while being monitored in real-time by a PT or on a self-service basis. The PT will provide guidance on proper form and technique as well as incorporating feedback from the patient member to ensure the intervention is designed to deliver the desired patient outcome and avoid ancillary complications.

The patient, if deemed capable by the PT will also be able to access their therapeutic program on-demand, in a "self-serve" based approach. All patient access and health information will be tracked and securely stored within a HIPAA compliant system. Phzio will/can provide compliance reporting for patient members that are utilizing this service module.

Patients that are not deemed okay to have a virtual assessment will be guided to an approved network clinic or have a PT do a home based

visit, organized by First MCO and Phzio. Phzio will then provide options to continue care via a virtual model in cooperation with the external Provider as deemed required by First MCO.

Phzio will work with First MCO to collaboratively organize the integration of Phzio Telerehab services into the various oversight systems currently being employed. Further, Phzio will be able track and report on traditional and new metrics to measure **patient satisfaction, engagement, adherence, treatment cost** and **outcomes.**

Further, First MCO Would like to enable internal employees and contractors to have access to Phzio's TeleRehab services as part of their group benefits program coverage. This program is labelled, Phzio for Employee Benefits.

Under this coverage, employee members would be able to schedule a TeleRehab consult with a Physical Therapist to discuss an injury or issue. Given that the PT feels confident in assessing the type of issue, the PT will develop an appropriate intervention for the employee member's plan of care.

The employee member will then be able to schedule live-monitored sessions with the attending PT that initially assessed their injury or to access their therapeutic exercise videos on a self-service basis.

Phzio will provide metrics on program utilization, efficacy and subjective employee member feedback. This reporting will not include any employee member personal health information.

Objectives

1. Comply with the standards and practices outlined by the governing agencies overseeing relevant activities.
2. Define service delivery models for First MCO to activate patients into a given Phzio TeleRehab service module.
3. Provide a positive and effective patient experience and capture patient member feedback on this experience.
4. Show cost savings for virtual care treatment models vs traditional physical therapy interventions.
5. Track and report on patient member compliance via Phzio's TeleRehab Compliance Module.
6. Monitor patient members during therapeutics exercises and activities, provide guidance, feedback and required modifications to therapy as required.
7. Track and report on patient population outcomes.
8. Roll-out Phzio for Group Benefits within First MCO's employee base.
9. Capture and report of issues related to the service delivery and identify remedies and improvements where applicable.

Utilization Model

The Phzio TeleRehab system is very easy for patients to access. The typical experience starts with a patient or employee member clicking on a link to schedule an appointment. The member will provide details on their injury, medical history and select a time and day that fits with their schedule.

The patient will receive an email with a link that when clicked will connect them into a secure virtual session with the PT that is assigned to their case. A virtual assessment is performed and a plan of care established. Treatments are a mix of monitored and self-service sessions along with various asynchronous video check-ins between the specialist and patient.

Prior to the session starting, the PT will have confirmed patient insurance coverage and co-pay details where applicable. If the patient needs to make a co-payment it will be done online via the Phzio system with Braintree and PayPal as the backend payment clearing service.


Full Virtual TeleRehab Experience
MILD TO MODERATE INJURY
(E.G.- KNEE I LOW BACK PAIN)
TRIAGE > COPAY > ASSESSMENT
TELEHEALTH MONITORED TREATMENT
PROGRAM (MULTIPLE SESSIONS)
PATIENT SELF-SERVICE WITH
SPECIALIST CHECK-INS

Integrated Virtual Care & In-Person Treatment Model

Mild to Severe Injuries
Group Benefits and Disability Patients


WORKER WITH LOW BACK INJURY
OPTIONAL VIRTUAL TRIAGE & COPAY
IN-CLINIC OR HOME ASSESSMENT
VIRTUAL ASSESSMENT
MIX OF IN-CLINIC AND VIRTUAL EXERCISE MONITORING
PATIENT SELF-SERVICE WITH VIRTUAL SPECIALIST CHECK-INS

TELEREHAB COMPLIANCE MONITORING FOR THERAPEUTIC ACTIVITIES

- Therapeutic Exercise Program
- Patient Self-Service
- Patient Technical Support
- Reporting on Patient Compliance
- Video Messaging to their PT
- Unlimited Treatments for Patient



Cost Modelling for TeleRehab Options

	# of Clinic Visits	Avg $ Clinic Visit	[illegible]	TeleRehab Compliance Program	TeleRehab Monitored Treatments	$ TeleRehab Treatments	Total	[illegible]
Patient X (No TeleRehab)	12	$100.00	$240.00	$0.00	0	$75.00	[illegible]	0.00%
Patient Y (TeleRehab Compliance)	10	$100.00	$200.00	$100.00	0	$60.00	$1300.00	9.72%
Patient Z (TeleRehab Compliance & Monitored)	5	$100.00	$100.00	$100.00	5	$60.00	$1000.00	30.56%

Each treatment or program will be billed directly using the First MCO system. Any documentation that needs to be provided will be done so at this time. If documentation or reports need to be created the project team will identify and design these as required.

Billing & Fees

It is currently identified that there will be billing codes created for tele-rehabilitation treatments. These treatments will be identified as:

Service Module	Description	Price
TeleRehab Assessments	A PT licensed within the jurisdiction of the the patient member will perform a virtual triage and assessment designed to identify subjective and objective measures and develop a plan of care for the intervention. If during the initial triage of the patient member it is deemed the patient will need to be evaluated in-person at a clinic, Phzio will refer the patient to a predefined clinic within the First MCO network.	75% of traditional In-Clinic Assessment PT fees.
TeleRehab Live Monitored Therapy Programs	A PT licensed within the jurisdiction of the patient member will remotely monitor the patient performing their therapeutic program and provide real-time feedback, guidance and apply any modifications to the therapy program deemed appropriate. This will also cover asynchronous patient and PT video messaging that is included within the features of the Phzio platform. • Therapeutic Exercise Program • Patient technical support • Pre-approved sessions monitored by a Licensed PT to ensure proper form and injury prevention • Reporting on patient progress	70% of traditional In-Clinic patient visits post assessment.

Service Module	Description	Price
TeleRehab Compliance Monitoring for Patient Self-Service	This service can be added to any patient currently being treated by a clinic or telerehab program. Upon activation, a Phzio specialist will consult with the attending Physical Therapist to create a patient member exercise program. These exercises will be selected by the PT that performed the original patient evaluation. The patient member will be sent links via email to access their Therapy Program which can be done from any smartphone, tablet of computer with a camera. The Phzio system will track all patient access and capture video of the patient performing exercises and activities for the purpose of compliance reporting. Patient activity will be reviewed manually by a Phzio rep and a standardized compliance report created identifying treatment sessions whereby the patient was or was not performing prescribed exercises. Patient members will also be able to video message asynchronously with their attending PT to provide feedback. • Therapeutic Exercise Program Selection & Access • Patient Technical Support • Reporting on Patient Compliance • Video Messaging to patient PT • Unlimited self-service treatments	$100 per Patient Member Episode of Care
Phzio for Group Benefits	Employee members are able to schedule on-demand one-on-one consults with a PT. Post assessment, the PT will assemble a set of relevant therapeutic videos for the intervention. The PT will then work with the employee member via monitored and patient self-serve treatments to create the desired outcome. Coverage for this extends to the employee members immediate family (spouse and children). If the employee member requires an in-clinic evaluation then they will be referred to an approved clinic and the costs will be billed to the employee traditional benefits coverage and not be the responsibility of the benefit program sponsor (First MCO).	$2.00 per employee, per month. (the number of Employee Members is not currently know. Program assume a utilization rate of 8% for telerehab members)

Project Team, Roles and Responsibilities and Proposed Timeline

Organization	Role
First MCO	First MCO is the lead point of contact between the carrier/payer and any providers. In the event of Phzio services being ordered or requested a referral will be created by First MCO to Phzio USA at the prices defined in this agreement.
Provider Network	First MCO has already established an existing provider network. This network will continue to be utilized for any in clinic evaluations, assessments or treatments. Further, for patients scheduled for TeleRehab Compliance Monitoring, the attending PT (clinic or Phzio USA) will define the therapeutic exercises and activities for the patient member and this PT will also receive any communications/feedback from the patient member during the course of treatment.
Phzio USA (PU)	Phzio USA will facilitate the delivery and ongoing management for any virtual physical therapy services. PU will also collaborate with First MCO and Provider Network resources to ensure the successful planning and role out of prescribed TeleRehab services.

Organization	Person	Role
First MCO	Bruce Nash	Partner Sponsor
First MCO	Jessica Alters	Partner Coodinator
Phzio USA	Darwin Fogt	Partner Sponsor
Phzio USA	Curtis Hollister	Partner Coordinator
Phzio USA	Christine Talbot	Project Support

Proposed General Timeline

Given acceptance of the proposal the project would initiate on or about Sept 20th, 2018. The Project Team will outline a timeline that is acceptable of all parties. It is expected that November 15th would be the proposed launch date for accepting patients onto the Phzio system. That said, BBD will enroll clients it deems relevant (including internal BBD staff) on a "when-ready" basis.

Proposed Timeline

SEPT 20, 2018

Initiate Planning
- project plan
- financial model
- workflows
- integration plan
- comms and other

OCT, 2018

- Internal Phzio Employee Members service activation
- Confirm inputs, outputs are as required.
- Adjudication modelling finalized

Oct 10, 2018

- Initiate live patient members
- Initiate integration of systems with the intent to update historical patient activity between systems.

NOV 15, 2018

- Active engagement with employee / patient communities
- Ongoing oversight and reporting
- Expanding of outreach to new opportunities

Other Considerations

Item	Description
Licensure	Phzio will employ licensed Physical Therapists in each of the States with a governing body. A Physical Therapist must be licensed in the State jurisdiction of the patient receiving the care.
Cross border treatments	Tele-Rehab treatments cannot be performed across licensed jurisdictions unless the episode of care was initiated by a PT that is licensed within the State where care was initiated and the circumstances are such that the patient is outside of the State and needs to continue treatments. Further, licensure compacts are in the process of being expanded to approximately 20 US States and will expand the reach of PTs licensed within these jurisdictions to participating compact States.
Supported Languages	The Phzio Platform user interfaces will be available in Spanish, French and English. Voiceover content for therapeutic video content will also be available in Spanish, French and English
Co-Pays	When applicable, Phzio will charge patients a specified co-pay amount. This will be an internet based ecommerce transactions and cleared through Braintree or Paypal.
Patients requiring "Hands-On" evaluations	Phzio will refer to First MCOs existing provider networks for Patients to receive a hands-on evaluation if deemed appropriate by the PT during a virtual triage session. Post this evaluation the Patient will have the option to continue treatment via a tele-rehabilitation model.

Agreement to Move Forward with the Service Models and Pricing Plan.
The below parties agree to the basic terms and conditions outlined in this proposal. The Parties will also agree to outline a Provider Agreement that will be the basis for Phzio USA being an approved Provider within the First MCO Provider Network.

First MCO

Bruce Nash, CEO
Dated: 9-14-18

Phzio USA

Darwin Fogt, CEO & Director
Dated: 9/17/18